Exhibit 99.1

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2025 RESULTS

THOMASVILLE, Ga., August 15, 2025 – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 12-week second quarter ended July 12, 2025.

Second Quarter Summary:

Compared to the prior year second quarter where applicable

•
Net sales(1) increased 1.5% to $1.243 billion as the Simple Mills acquisition benefit more than offset pricing/mix and volume declines.
•
Net income decreased 12.8% to $58.4 million, representing 4.7% of sales, an 80-basis point decrease, primarily due to greater outside purchases, increased workforce-related costs, and higher interest expense. Adjusted net income(2) decreased 16.0% to $63.4 million.
•
Adjusted EBITDA(2) decreased 4.0% to $137.7 million, representing 11.1% of net sales, a 60-basis point decrease.
•
Diluted EPS decreased $0.04 to $0.28. Adjusted diluted EPS(2) decreased $0.06 to $0.30.
•
Simple Mills contributed $61.4 million in net sales, net loss of $2.1 million, $10.9 million to adjusted EBITDA(2), and ($0.01) diluted EPS(2).

Chairman and CEO Remarks:

“Macroeconomic uncertainty and shifting consumer demand have continued to pressure the bread category, but our portfolio strategy has shown promise in offsetting those headwinds," said Ryals McMullian, chairman and CEO of Flowers Foods. “We are proactively investing in innovation and M&A to transform our portfolio and align it with consumer demand for better-for-you and value-oriented products. These differentiated products enable us to target attractive opportunities in our existing categories, while expanding into adjacencies and new categories with exciting growth prospects.

“Our revised 2025 guidance reflects lower-than-expected second quarter revenues, largely due to softness in traditional loaf sales and a more-intense competitive environment, which we expect to persist throughout the year. We are proactively working to mitigate this weakness with disciplined cost savings efforts. By continuing to focus on factors within our control, we remain confident that our portfolio strategy will help maximize near-term performance while supporting more-consistent long-term growth.”

For the 53-week Fiscal 2025, the Company Expects:

•
Net sales of approximately $5.239 billion to $5.308 billion, representing 2.7% to 4.0% growth compared to the prior year. Prior guidance called for net sales of approximately $5.297 billion to $5.395 billion, representing 3.8% to 5.7% growth. Excluding the Simple Mills acquisition, we expect net sales of approximately $5.021 billion to $5.083 billion, representing a change of -1.6% to -0.4% compared to the prior year. Prior guidance, excluding the Simple Mills acquisition, called for net sales of approximately $5.079 billion to $5.170 billion, representing a change of -0.5% to 1.3% compared to the prior year. The partial-year benefit of the Simple Mills acquisition is expected to contribute $218 million to $225 million to net sales, consistent with prior guidance. The 53rd week is expected to contribute $70 million to $80 million to net sales.
•
Adjusted EBITDA(3) in the range of approximately $512 million to $538 million, compared to prior guidance of $534 million to $562 million. Excluding the Simple Mills acquisition, we expect adjusted EBITDA(3) of approximately $482 million to $505 million, compared to prior guidance of approximately $504 million to $529 million. The partial-year benefit of the Simple Mills acquisition is expected to contribute $30 million to $33 million to adjusted EBITDA(3), consistent with prior guidance. The 53rd week is expected to contribute $5 million to $7 million to adjusted EBITDA(3).
•
Adjusted diluted EPS(2) of approximately $1.00 to $1.10, compared to prior guidance of $1.05 to $1.15. Excluding the Simple Mills acquisition, we expect adjusted diluted EPS(2) of $1.08 to $1.17, compared to prior guidance of $1.13 to $1.22. The partial-year contribution of the Simple Mills acquisition to adjusted diluted EPS(2) is expected to be ($0.08) to ($0.07), consistent with prior guidance. The 53rd week is expected to contribute approximately $0.02 to adjusted diluted EPS(2).

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization of approximately $168 million to $172 million, compared to prior guidance of $170 million to $175 million.
•
Net interest expense of approximately $58 million to $62 million, compared to prior guidance of $63 million to $68 million.
•
An effective tax rate of approximately 25%.
•
Weighted average diluted share count for the year of approximately 212.3 million shares.
•
Capital expenditures of approximately $135 million to $145 million, with $4 million to $6 million related to our enterprise resource planning system upgrade, compared to prior guidance of $140 million to $150 million.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12-Week Period Ended		For the 12-Week Period Ended
	July 12, 2025		July 13, 2024
Net income per diluted common share	$0.28		$0.32
Business process improvement costs	NM		0.01
Plant closure costs and impairment of assets	—		NM
Restructuring charges	—		0.02
Restructuring-related implementation costs	0.01		0.01
Legal settlements and related costs	NM		—
Acquisition-related costs	0.01	(a)	—
Adjusted net income per diluted common share	$0.30		$0.36

(a) Non-deductible tax acquisition-related costs from the prior period that impacted this period by $0.01 per share.

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated Second Quarter Operating Highlights

Compared to the prior year second quarter where applicable

•
Net sales increased 1.5% to $1.243 billion. Pricing/mix(4) decreased 1.2%, volume(5) declined 2.4%, and the Simple Mills acquisition added 5.1%.
•
Branded Retail net sales increased $39.2 million, or 5.0%, to $826.7 million due to the acquisition contribution, partially offset by volume declines and unfavorable price/mix. Pricing/mix(4) declined 1.5%, volume(5) decreased 1.3%, and the Simple Mills acquisition contributed 7.8%.
•
Other net sales decreased $21.4 million, or 4.9%, to $416.1 million due to softer volumes in store branded retail sales and, to a lesser extent, non-retail sales resulting from execution of our non-retail margin optimization strategies. Pricing/mix(4) declined 1.2% and volume(5) declined 3.7%.
▪
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 51.2% of net sales, a 110-basis point increase. These costs increased as a percentage of net sales mostly due to increased outside purchases of product (sales with no associated ingredient costs) and lower production volumes. That increase was partly offset by lower ingredient and workforce-related costs.
▪
Selling, distribution, and administrative (SD&A) expenses were 38.1% of net sales, a 40-basis point decrease. SD&A expenses decreased as a percentage of net sales primarily due to lower distributor distribution fees. That benefit was partly offset by increased workforce-related costs and fleet expense largely related to the California conversion. Excluding matters affecting comparability, adjusted SD&A(2) was 37.7% of net sales, a 50-basis point decrease.
•
Restructuring charges decreased $6.8 million, related to a workforce reduction in the prior year period. Plant closure costs and impairment of assets decreased $1.4 million, related to the write off of certain cake distribution territories in the same quarter of the prior year.
•
Depreciation and amortization (D&A) expenses were $39.8 million or 3.2% of net sales, a 20-basis point increase.
•
Net interest expense increased $10.1 million primarily due to higher interest expense from the issuance of debt to fund the Simple Mills acquisition and related fees and expenses.
•
Net income decreased 12.8% to $58.4 million, representing 4.7% of sales, an 80-basis point decrease, and diluted EPS decreased $0.04 to $0.28. Adjusted net income(2) decreased 16.0% to $63.4 million and adjusted diluted EPS(2) decreased $0.06 to $0.30.
•
Adjusted EBITDA(2) decreased 4.0% to $137.7 million, representing 11.1% of net sales, a 60-basis point decrease.
•
Simple Mills contributed $61.4 million in net sales, net loss of $2.1 million, $10.9 million to adjusted EBITDA(2), and ($0.01) diluted EPS.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, cash flow from operating activities increased $98.0 million to $266.5 million, capital expenditures decreased $4.9 million to $56.4 million, and dividends paid to shareholders increased $2.8 million to $104.8 million. Cash and cash equivalents were $11.0 million at quarter end.

(1)
Any reference to sales refers to net sales inclusive of allowances and deductions against gross sales for variable consideration and consideration payable to customers
(2)
Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release. Earnings are net income. EBITDA and Adjusted EBITDA are reconciled to net income.
(3)
No reconciliation of the forecasted range for adjusted EBITDA to net income for the 53-week Fiscal 2025 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
(4)
Calculated as (current year period units X change in price per unit) / prior year period net sales dollars
(5)
Calculated as (prior year period price per unit X change in units) / prior year period net sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation on the investors page of flowersfoods.com. The company will host a live question and answer webcast at 8:30 a.m. Eastern Time on August 15, 2025, which will be archived on the investors page along with the other related materials.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2024 net sales of $5.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Canyon Bakehouse, Simple Mills, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Eric Jacobson, InvestorRelations@flocorp.com

Media Contact: http://flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 28, 2024 (the “Form 10-K”) and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues and the impacts of tariffs); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our corporate responsibility goals in accordance with regulatory requirements and the expectations of our stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, such as the acquisition of Simple Mills, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure or tariffs on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners (“IDPs”), and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with IDPs and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, our availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and our availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of our Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended July 12, 2025 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors to increase the investors’ insights about the company’s core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provide management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. Adjusted EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan (Amended and Restated Effective May 25, 2023).

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	July 12, 2025	December 28, 2024
Assets
Cash and cash equivalents	$11,045	$5,005
Other current assets	707,005	631,242
Property, plant and equipment, net	943,784	964,320
Right-of-use leases, net	321,370	318,785
Distributor notes receivable (1)	130,202	128,199
Other assets	44,133	46,631
Cost in excess of net tangible assets, net	2,187,083	1,306,265
Total assets	$4,344,622	$3,400,447
Liabilities and Stockholders’ Equity
Current liabilities	$516,151	$480,079
Long-term debt	1,749,154	1,021,644
Right-of-use lease liabilities (2)	328,339	322,989
Other liabilities	323,222	165,621
Stockholders’ equity	1,427,756	1,410,114
Total liabilities and stockholders’ equity	$4,344,622	$3,400,447

(1) Includes current portion of $22,619 and $20,117, respectively.

(2) Includes current portion of $73,099 and $68,524, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 12, 2025	July 13, 2024	July 12, 2025	July 13, 2024
Net sales	$1,242,835	$1,224,983	$2,797,065	$2,801,801
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	636,060	613,362	1,414,406	1,410,548
Selling, distribution, and administrative expenses	473,537	471,400	1,107,050	1,096,651
Restructuring charges	—	6,805	573	7,403
Plant closure costs and impairment of assets	—	1,377	7,397	5,377
Depreciation and amortization expense	39,826	36,827	89,094	85,062
Income from operations	93,412	95,212	178,545	196,760
Other pension benefit	(88)	(118)	(205)	(276)
Interest expense, net	15,036	4,908	29,084	10,519
Income before income taxes	78,464	90,422	149,666	186,517
Income tax expense	20,099	23,455	38,303	46,507
Net income	$58,365	$66,967	$111,363	$140,010
Net income per diluted common share	$0.28	$0.32	$0.53	$0.66
Diluted weighted average shares outstanding	211,991	212,315	212,084	212,199

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 12, 2025	July 13, 2024	July 12, 2025	July 13, 2024
Cash flows from operating activities:
Net income	$58,365	$66,967	$111,363	$140,010
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	74,705	46,349	151,840	124,570
Changes in assets and liabilities	(2,241)	(50,044)	3,260	(96,159)
Net cash provided by operating activities	130,829	63,272	266,463	168,421
Cash flows from investing activities:
Purchase of property, plant and equipment	(30,810)	(27,919)	(56,366)	(61,251)
Proceeds from sale of property, plant and equipment	194	749	208	809
Acquisition of business, net of cash acquired	—	—	(791,880)	—
Other	(4,757)	(13,408)	(23,349)	(16,063)
Net cash disbursed for investing activities	(35,373)	(40,578)	(871,387)	(76,505)
Cash flows from financing activities:
Dividends paid	(52,449)	(50,840)	(104,772)	(101,946)
Stock repurchases	—	(13,824)	(5,499)	(22,703)
Net change in debt borrowings	(41,700)	25,000	734,880	20,000
Payment of financing fees	(64)	(40)	(10,120)	(190)
Payments on financing leases	(24)	(74)	(44)	(169)
Other	2,486	8,132	(3,481)	(2,569)
Net cash (disbursed for) provided by financing activities	(91,751)	(31,646)	610,964	(107,577)
Net increase (decrease) in cash and cash equivalents	3,705	(8,952)	6,040	(15,661)
Cash and cash equivalents at beginning of period	7,340	15,818	5,005	22,527
Cash and cash equivalents at end of period	$11,045	$6,866	$11,045	$6,866

Flowers Foods, Inc.

Net Sales by Sales Class and Net Sales Bridge

(000’s omitted)

Net Sales by Sales Class

Net Sales by Sales Class	For the 12-Week Period Ended	For the 12-Week Period Ended
	July 12, 2025	July 13, 2024	$ Change	% Change
Branded Retail	$826,730	$787,506	$39,224	5.0%
Other	416,105	437,477	(21,372)	(4.9)%
Total Net Sales	$1,242,835	$1,224,983	$17,852	1.5%

Net Sales by Sales Class	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 12, 2025	July 13, 2024	$ Change	% Change
Branded Retail	$1,838,592	$1,802,590	$36,002	2.0%
Other	958,473	999,211	(40,738)	(4.1)%
Total Net Sales	$2,797,065	$2,801,801	$(4,736)	(0.2)%

Net Sales Bridge

For the 12-week period ended July 12, 2025	Branded Retail	Other	Total
Pricing/mix^*	(1.5)%	(1.2)%	(1.2)%
Volume*	(1.3)%	(3.7)%	(2.4)%
Acquisition	7.8%	0.0%	5.1%
Total percentage point change in net sales	5.0%	(4.9)%	1.5%

For the 28-week period ended July 12, 2025	Branded Retail	Other	Total
Pricing/mix^*	(1.2)%	(0.4)%	(0.7)%
Volume*	(1.6)%	(3.7)%	(2.5)%
Acquisition	4.8%	0.0%	3.0%
Total percentage point change in net sales	2.0%	(4.1)%	(0.2)%

The table above presents certain sales by category that have been reclassified from amounts previously reported to conform to the current period presentation.
^ Includes sales reductions from variable consideration and payments to customers.
* Computations above are calculated as follows (the Total column is consolidated and is not adding the Branded Retail and Other columns):
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Net Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Net Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12-Week Period Ended		For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 12, 2025		July 13, 2024	July 12, 2025	July 13, 2024
Net income per diluted common share	$0.28		$0.32	$0.53	$0.66
Business process improvement costs	NM		0.01	NM	0.02
Plant closure costs and impairment of assets	—		NM	0.03	0.02
Restructuring charges	—		0.02	NM	0.03
Restructuring-related implementation costs	0.01		0.01	0.03	0.01
Acquisition-related costs	0.01	(a)	—	0.06	—
Legal settlements and related costs	NM		—	NM	—
Adjusted net income per diluted common share	$0.30		$0.36	$0.65	$0.73
NM - not meaningful.
Certain amounts may not add due to rounding.
(a) Non-deductible tax acquisition-related costs from the prior period that impacted this period by $0.01 per share.

	Reconciliation of Gross Margin
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 12, 2025	July 13, 2024	July 12, 2025	July 13, 2024
Net sales	$1,242,835	$1,224,983	$2,797,065	$2,801,801
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	636,060	613,362	1,414,406	1,410,548
Gross margin excluding depreciation and amortization	606,775	611,621	1,382,659	1,391,253
Less depreciation and amortization for production activities	21,072	20,314	48,555	46,667
Gross margin	$585,703	$591,307	$1,334,104	$1,344,586
Depreciation and amortization for production activities	$21,072	$20,314	$48,555	$46,667
Depreciation and amortization for selling, distribution, and administrative activities	18,754	16,513	40,539	38,395
Total depreciation and amortization	$39,826	$36,827	$89,094	$85,062

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 12, 2025	July 13, 2024	July 12, 2025	July 13, 2024
Selling, distribution, and administrative expenses (SD&A)	$473,537	$471,400	$1,107,050	$1,096,651
Business process improvement costs	(471)	(1,606)	(1,362)	(5,289)
Restructuring-related implementation costs	(2,896)	(1,635)	(7,184)	(2,979)
Acquisition-related costs	(871)	—	(14,635)	—
Legal settlements and related costs	(205)	—	(902)	—
Adjusted SD&A	$469,094	$468,159	$1,082,967	$1,088,383

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 12, 2025	July 13, 2024	July 12, 2025	July 13, 2024
Net income	$58,365	$66,967	$111,363	$140,010
Income tax expense	20,099	23,455	38,303	46,507
Interest expense, net	15,036	4,908	29,084	10,519
Depreciation and amortization	39,826	36,827	89,094	85,062
EBITDA	133,326	132,157	267,844	282,098
Other pension benefit	(88)	(118)	(205)	(276)
Business process improvement costs	471	1,606	1,362	5,289
Plant closure costs and impairment of assets	—	1,377	7,397	5,377
Restructuring charges	—	6,805	573	7,403
Restructuring-related implementation costs	2,896	1,635	7,184	2,979
Acquisition-related costs	871	—	14,635	—
Legal settlements and related costs	205	—	902	—
Adjusted EBITDA	$137,681	$143,462	$299,692	$302,870
Net sales	$1,242,835	$1,224,983	$2,797,065	$2,801,801
Adjusted EBITDA margin	11.1%	11.7%	10.7%	10.8%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12-Week Period Ended		For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 12, 2025		July 13, 2024	July 12, 2025	July 13, 2024
Income tax expense	$20,099		$23,455	$38,303	$46,507
Tax impact of:
Business process improvement costs	118		401	341	1,322
Plant closure costs and impairment of assets	—		344	1,850	1,344
Restructuring charges	—		1,701	144	1,851
Restructuring-related implementation costs	724		409	1,796	745
Acquisition-related costs	(1,510)	(a)	—	1,929	—
Legal settlements and related costs	52		—	226	—
Adjusted income tax expense	$19,483		$26,310	$44,589	$51,769

(a) Includes certain non-deductible tax acquisition-related costs from the prior period.

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12-Week Period Ended		For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 12, 2025		July 13, 2024	July 12, 2025	July 13, 2024
Net income	$58,365		$66,967	$111,363	$140,010
Business process improvement costs	353		1,205	1,021	3,967
Plant closure costs and impairment of assets	—		1,033	5,547	4,033
Restructuring charges	—		5,104	429	5,552
Restructuring-related implementation costs	2,172		1,226	5,388	2,234
Acquisition-related costs	2,381	(a)	—	12,706	—
Legal settlements and related costs	153		—	676	—
Adjusted net income	$63,424		$75,535	$137,130	$155,796

(a) Includes certain non-deductible tax acquisition-related costs from the prior period.

	Reconciliation of Earnings per Share - Full Year Fiscal 2025 Guidance
	Range Estimate
Net income per diluted common share	$0.88	to	$0.98
Business process improvement costs	NM		NM
Plant closure costs and impairment of assets	0.03		0.03
Restructuring charges	NM		NM
Restructuring-related implementation costs	0.03		0.03
Acquisition-related costs	0.06		0.06
Legal settlements and related costs	NM		NM
Adjusted net income per diluted common share	$1.00	to	$1.10
NM - not meaningful.
Certain amounts may not add due to rounding.